EXECUTIVE VERSION

________________________________________________________

CREDIT AGREEMENT

dated as of December 29, 2015,

among

LEGG MASON, INC.,
as Borrower,

THE LENDERS PARTY HERETO

and

CITIBANK, N.A.,
as Administrative Agent

________________________________________________________

CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers
___________________________

CITIGROUP GLOBAL MARKETS INC.,
as Sole Bookrunner
___________________________

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Documentation Agent
________________________________________________________

Table of Contents
Page

ARTICLE I

Definitions

ARTICLE II

Amounts and Terms of the Advances

ARTICLE III

Conditions of Lending
SECTION 3.01. Conditions Precedent to Effectiveness...................................................51
SECTION 3.02. Conditions Precedent to Each Borrowing and Letter of Credit
Issuance.................................................................................................52

ARTICLE IV

Representations and Warranties
SECTION 4.01. Representations and Warranties.............................................................53

ARTICLE V

Covenants

ARTICLE VI

Events of Default
SECTION 6.01. Events of Default...................................................................................62

ARTICLE VII

The Administrative Agent

ARTICLE VIII

Miscellaneous

SCHEDULES

Schedule I	Lenders and Commitments

Schedule II	Existing Liens

Schedule III	Existing Subsidiary Indebtedness

Schedule IV	Disclosed Matters

EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Assignment and Assumption

Exhibit D-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes

Exhibit D-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

Exhibit E	Form of Notice of Letter of Credit Issuance

CREDIT AGREEMENT dated as of December 29, 2015 (this “Agreement”), among LEGG MASON, INC., a Maryland corporation (the “Borrower”), each of the Lenders (as defined below) party hereto, and CITIBANK, N.A., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).
The Borrower has requested that the Lenders extend credit in the form of revolving credit loans in an aggregate principal amount at any time outstanding up to but not exceeding the limit hereinafter specified. The Borrower has requested that the Issuing Lenders issue letters of credit to it in an aggregate face amount at any one time outstanding up to but not exceeding the limit hereinafter specified. The Lenders are willing to make such loans and the Issuing Lenders are willing to issue letters of credit for the account of the Borrower, in each case on and subject to the terms and conditions set forth herein.
Accordingly, the parties hereto hereby agree as follows:
ARTICLE I Definitions
SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Loan denominated in US Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Base Rate”, for purposes of determining the Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning specified in the preamble.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning specified in the preamble.
“Agreement Currency” has the meaning specified in Section 8.14(b).
“Alternative Currency” means Euro and Sterling.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation of any

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jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” means, while any particular Rating Level applies, the rate per annum set forth below opposite the reference to such Rating Level:

Rating Level	Applicable Commitment Fee Rate
Rating Level 1	0.125%
Rating Level 2	0.15%
Rating Level 3	0.175%
Rating Level 4	0.225%
Rating Level 5	0.35%

provided that if at any time the Debt Ratings of Moody’s and S&P, taken individually, fall within different Rating Levels, the “Applicable Commitment Fee Rate” will be determined based on the Rating Level one above the lower Rating Level into which such an individual rating falls (Rating Level 1 being the highest and Rating Level 5 being the lowest). Each change in the Applicable Commitment Fee Rate resulting from a Rating Level Change shall be effective on the date on which such Rating Level Change is first announced by Moody’s or S&P, as the case may be.
“Applicable Creditor” has the meaning specified in Section 8.14(b).
“Applicable Funding Account” means an account of the Borrower that is specified in a written notice from a Financial Officer of the Borrower delivered to and approved by the Administrative Agent for the funding of the proceeds of Loans hereunder.
“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Loan.

“Applicable Margin” means for any Loan of any Type and while any particular Rating Level applies, the rate per annum set forth below opposite the reference to the relevant Rating Level for Loans of such Type:

	Applicable Margin
Rating Level	Base Rate Loan	Eurocurrency Loan
Rating Level 1	0.00%	1.00%
Rating Level 2	0.125%	1.125%
Rating Level 3	0.25%	1.25%
Rating Level 4	0.50%	1.50%
Rating Level 5	1.00%	2.00%

provided that if at any time the Debt Ratings of Moody’s and S&P, taken individually, fall within different Rating Levels, the “Applicable Margin” will be determined based on the Rating Level one above the lower Rating Level into which such an individual rating falls (Rating Level 1 being the highest and Rating Level 5 being the lowest). Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date on which such Rating Level Change is first announced by Moody’s or S&P, as the case may be.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Assignment Date” has the meaning specified in Section 8.06(b).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means a fluctuating interest rate per annum which shall on any day be equal to the highest of:
(a) the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate;
(b) 1/2 of 1% per annum above the Federal Funds Rate; and
(c) the Adjusted Eurocurrency Rate for a Loan denominated in US Dollars with an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum.
“Base Rate Loan” means a Loan which bears interest at rates based upon the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning specified in the preamble.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and currency made by each of the Lenders to the Borrower pursuant to Section 2.01.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$10,000,000, and (b) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent equal to or in excess of US$10,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, and (b) in the case of a Borrowing denominated in any Alternative Currency, 1,000,000 units of such currency.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateral Account” has the meaning specified in Section 2.16(l).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended from time to time, and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 51% of the issued and outstanding Voting Shares of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated nor approved by the board of directors of the Borrower or a committee thereof nor (ii) appointed by directors so nominated or approved.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Citibank” means Citibank, N.A., a national banking association.
“CIV” has the meaning set forth in the definition of “Non-Recourse CIV Indebtedness.”
“Closing Date” means the date on which the Administrative Agent confirms to the Borrower that the conditions precedent set forth in Section 3.01 have been satisfied (or waived in accordance with Section 8.01).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower and to acquire participations in Letters of Credit hereunder in an initial aggregate amount at any one time outstanding up to the amount set forth opposite such Lender’s name on Schedule I or, if such Lender has entered into an Assignment and Assumption, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04(b) or increased pursuant to Section 2.18. The initial aggregate amount of the Lenders’ Commitments as of the Closing Date is US$1,000,000,000.
“Commitment Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of (and subject to the limitations contained in) Section 2.17 when a Defaulting Lender shall exist, “Commitment Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any Assignment and Assumption.
“Commitment Termination Date” means the earlier to occur of (a) the Maturity Date and (b) the date on which the Commitments are terminated or permanently reduced to zero pursuant to Section 2.04(b) or Article VI.
“Communications” has the meaning specified in Section 8.02(b).
“Consolidated” refers to the consolidation of accounts of any Person and its Subsidiaries without duplication in accordance with GAAP.
“Consolidated EBITDA” means, for any period, for the Borrower and its Consolidated Subsidiaries on a Consolidated basis, Consolidated net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated net income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated net income for such period, the sum of (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined without duplication on a Consolidated basis in accordance with GAAP, in each case exclusive of the cumulative effect of foreign currency gains or losses. For the purposes of calculating Consolidated EBITDA for any period in connection with any determination of the Leverage Ratio, if during such period the Borrower or any Subsidiary shall have made an acquisition or incurred or assumed any Indebtedness (without duplication of any Indebtedness incurred to refinance such assumed Indebtedness), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred and such Indebtedness had been incurred or assumed or refinanced on the first day of such period.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurocurrency Loans from one Interest Period to the next Interest Period pursuant to Section 2.08(b).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07 or Section 2.08(a).
“Credit Party” means the Administrative Agent and each other Lender.
“Debt Rating” means the long-term, senior unsecured non‑credit‑enhanced debt ratings of the Borrower by Moody’s and/or S&P.
“Default” means an Event of Default or an event that, with notice or lapse of time or both, would become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund all or any portion of its Loans, (ii) to fund all or any portion of its participations in any Reimbursement Obligation or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, solely in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that one or more conditions precedent (specifically identified in such writing or public statement, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in any Reimbursement Obligation; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent and the Borrower of such certification in form and substance satisfactory to the Administrative Agent, or (d) has, or has a direct or indirect Parent that has, (i) become the subject of a Bankruptcy Event or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than (i) a natural person or (ii) a Defaulting Lender or a Parent thereof) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such plan in each instance, whether or not waived (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Eurocurrency Rate or Eurocurrency Rate (but no Base Rate Loan or Base Rate Borrowing will in any event be deemed to be a Eurocurrency Loan or Eurocurrency Borrowing hereunder).
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Rate” means, with respect to any Eurocurrency Loan in any currency for any Interest Period, the rate equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in such currency (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of a Borrowing denominated in Sterling, at approximately 11:00 a.m. on the date of such Borrowing); provided, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate will be the Interpolated Rate; provided, further, that if the Eurocurrency Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency, or any successor or substitute screen provided by Reuters. In the event that such rate does not appear on any Reuters World Currency Page or any successor or substitute screen provided by Reuters or its successors, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower.
“Excluded Representations” means the representations and warranties set forth in the last sentence of Section 4.01(e) and in Section 4.01(f).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income, overall gross income or overall gross receipts (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.13(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.13(a), (d) any U.S. backup withholding Taxes and (e) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of June 27, 2012, as amended by the Incremental Revolving Facility Agreement dated as of January 31, 2014, and as further amended, restated, supplemented or otherwise modified prior to the Closing Date, among the Borrower, the lenders party thereto and Citibank, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal, Tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and treasury regulations thereunder.
“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Rate shall be deemed to be zero for all purposes of this Agreement.
“Fee Letter” means the Fee Letter dated November 10, 2015, between the Borrower and Citigroup Global Markets Inc. providing for the payment of certain fees in connection with this Agreement.
“Financial Officer” means the chief financial officer, principal financial officer, treasurer or controller of the Borrower.
“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Impacted Interest Period” has the meaning set forth in the definition of “Eurocurrency Rate”.
“Incremental Commitments” means, with respect to any Lender, the commitment, if any, of such Lender, established in accordance with Section 2.18 pursuant to an Incremental Facility Agreement, to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the amount of such Lender’s Commitment under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.
“Incremental Lender” means a Lender with an Incremental Commitment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness at any time to be deemed to be an amount equal to the fair market value of the property subject to such Lien if such Indebtedness has not been assumed), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the net liability of such Person in respect of Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 8.04(b).
“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Interest Expense for such period.
“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of all cash interest payable in respect of Indebtedness (other than Non-Recourse Indebtedness) of the kinds referred to in clauses (a), (b), (c) (in the case of clause (c), solely to the extent reflected in interest expense determined in accordance with GAAP) and (h) of the definition of Indebtedness herein (and of the kind referred to in clause (g) of such definition to the extent it relates to Indebtedness of the kinds referred to in clauses (a), (b), (c) and (h) of the definition thereof).
“Interest Period” means, with respect to any Eurocurrency Loan, the period beginning on the date such Eurocurrency Loan is made, or Continued or Converted from a Base Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three, six or, with the consent of all of the Lenders, twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a) the Borrower may not select any Interest Period that ends after the Maturity Date;
(b) each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and
(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“Interpolated Rate” means, with respect to any Eurocurrency Borrowing for any Impacted Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Impacted Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Impacted Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or in the case of a Eurocurrency Borrowing denominated in Sterling, at approximately 11:00 a.m., London time, on the date of such Borrowing).
“Issuing Lender” means Citibank and each additional Lender that becomes an Issuing Lender pursuant to Section 2.16(m), in each case in its capacity as an issuer of Letters of Credit under Section 2.16, together with its successors and assigns in such capacity.
“Judgment Currency” has the meaning specified in Section 8.14(b).
“Lender” means each bank or other financial institution listed on Schedule I hereto and each Person that shall become a party hereto pursuant to an Assignment and

Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” has the meaning specified in the first paragraph of Section 2.16.
“Letter of Credit Commitment” means (a) in the case of Citibank, US$75,000,000, and (b) in the case of any other Issuing Lender, the amount set forth in the agreement among the Borrower, such Issuing Lender and the Administrative Agent entered into pursuant to Section 2.16(m); provided that the Letter of Credit Commitment of any Issuing Lender may be reduced from time to time by notice from the Borrower to the Administrative Agent and such Issuing Lender.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Letter of Credit Exposure” means, for any Lender, at any time, the sum of (a) such Lender’s Commitment Percentage of the aggregate undrawn face amount of all outstanding Letters of Credit plus (b) such Lender’s Commitment Percentage of the aggregate unreimbursed amount of all Reimbursement Obligations of the Borrower at such time, adjusted to give effect to any reallocation under Section 2.17 of the Letter of Credit Exposure of Defaulting Lenders in effect at such time.
“Letter of Credit Limit” means US$75,000,000.
“Leverage Ratio” means, on any date, the ratio of (a) the difference (not less than zero) equal to (i) the aggregate outstanding principal amount of all Indebtedness (other than Non-Recourse Indebtedness) of the kinds referred to in clauses (a), (b) and (h) of the definition of “Indebtedness” herein (and of the kind referred to in clause (g) of such definition to the extent it relates to Indebtedness of the kinds referred to in clauses (a), (b) and (h) of the definition thereof) of the Borrower and its Subsidiaries on such date, minus (ii) the aggregate amount of Unrestricted Cash at such time, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on or most recently ended prior to such date. Without limiting the generality of Section 5.01(b)(iii)(y), each calculation of the Leverage Ratio by the Borrower that is delivered to the Administrative Agent shall be accompanied by a certificate of a Financial Officer of the Borrower setting forth the aggregate amount of Taxes estimated in good faith by the Borrower that would be imposed by any Governmental Authority as a result of repatriation into the United States of Unrestricted Cash.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

“Loan” means each loan by a Lender to the Borrower pursuant to Section 2.01.
“Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter and the Letter of Credit Documents.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or a Letter of Credit, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Alternative Currency, London time.
“Majority Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that, whenever there is one or more Defaulting Lenders, the Revolving Exposure of, and the unused Commitment of, each Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Margin Stock” means “margin stock” within the meaning of Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness issued or incurred under any agreement or instrument (or series of related agreements or instruments) in an aggregate outstanding principal amount of US$75,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means December 29, 2020.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Recourse CIV Indebtedness” means Indebtedness of any sponsored investment vehicle which is Consolidated and reported on the Borrower’s financial statements (each, a “CIV”) to the extent that the holders of such Indebtedness have no recourse to the general assets (other than the amounts invested by the Borrower or its Subsidiaries in each such CIV) or credit of the Borrower or its Subsidiaries.

“Non-Recourse Indebtedness” means (i) Indebtedness of a Permitted Purchaser pursuant to a Permitted True Sale Transaction and (ii) Non-Recourse CIV Indebtedness.
“Note” has the meaning specified in Section 2.02(g).
“Notice of Borrowing” has the meaning specified in Section 2.02(a)(ii).
“Notice of Letter of Credit Issuance” has the meaning specified in Section 2.16(a).
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that, with respect to any Recipient, are imposed (i) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) and (ii) with respect to an assignment (other than an assignment that is requested in writing by the Borrower).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 8.06(d).
“Participant Register” has the meaning assigned to such term in Section 8.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.01(d);
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.01(d);
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, financial assurances and completion obligations and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(k); and
(f)    easements, zoning restrictions, rights-of-way, special assessments, survey exceptions and similar charges, restrictions or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Purchaser” means a Subsidiary or a financial institution or trust that purchases 12b-1 or Other Fees in connection with a Permitted True Sale Transaction.
“Permitted Recourse Financing Transaction” means a pledge by the Borrower or a Subsidiary of 12b-1 or Other Fees to a third party in order to secure Indebtedness extended by such third party to the Borrower or such Subsidiary.
“Permitted Transactions” means a Permitted True Sale Transaction or a Permitted Recourse Financing Transaction.
“Permitted True Sale Transaction” means a sale by the Borrower or a Subsidiary of 12b-1 or Other Fees to a Permitted Purchaser in a true sale transaction without recourse based upon the collectability of the 12b-1 or Other Fees sold and the sale or pledge of such 12b-1 or Other Fees (or an interest therein) by such Permitted Purchaser, in each case without any Guarantee by, or other recourse to or credit support by, the Borrower or any Subsidiary or recourse to any assets of the Borrower or any Subsidiary other than customary recourse in similar transactions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Process Agent” has the meaning specified in Section 8.07(d).

“Rating Level” means Rating Level 1, Rating Level 2, Rating Level 3, Rating Level 4, or Rating Level 5.
“Rating Level 1” means that the Debt Rating is A2 or better by Moody’s or A or better by S&P.
“Rating Level 2” means that Rating Level 1 does not apply and the Debt Rating is A3 by Moody’s or A- by S&P.
“Rating Level 3” means that Rating Level 1 and Rating Level 2 do not apply and the Debt Rating is Baa1 by Moody’s or BBB+ by S&P.
“Rating Level 4” means that Rating Level 1, Rating Level 2 and Rating Level 3 do not apply and the Debt Rating is Baa2 by Moody’s or BBB by S&P.
“Rating Level 5” means that Rating Level 1, Rating Level 2, Rating Level 3 and Rating Level 4 do not apply and the Debt Rating is lower than Baa2 by Moody’s and lower than BBB by S&P or that neither Moody’s nor S&P has in effect a Debt Rating.
“Rating Level Change” means a change in the Debt Rating by either or both of Moody’s or S&P (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level to another, which Rating Level Change shall be effective on the date on which the relevant change in the Debt Rating is first announced by Moody’s or S&P, as the case may be.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning specified in Section 8.06(c).
“Regulation D” means Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender for any amount paid by such Issuing Lender in respect of a drawing under a Letter of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Responsible Officer” of the Borrower means the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, any Vice President, any Director and any General Counsel to the Borrower.
“Revolving Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate principal amount of Loans outstanding at such time and (b) the

Letter of Credit Exposure of all Lenders at such time. The Revolving Exposure of any Lender at any time means the sum of (a) the US Dollar Equivalent of the aggregate principal amount of such Lender’s Loans outstanding at such time and (b) such Lender’s Letter of Credit Exposure at such time.
“S&P” means Standard and Poor’s Ratings Services, presently a division of McGraw-Hill Financial, Inc., and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person publicly identified and listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person that is the subject or target of any Sanctions or is organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), to the extent of the prohibitions of any such Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate”.
“SEC” means the United States Securities and Exchange Commission.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.
“Significant Subsidiary” means, at any time, a Subsidiary that as of such time meets the definition of a “significant subsidiary” contained in Regulation S-X of the SEC as in effect on the date hereof.
“Statutory Reserve Rate” means a percentage expressed as a decimal equal to the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent or any Lender is subject, for eurocurrency funding (currently referred to as

“Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.
“Sterling” means the lawful money of the United Kingdom.
“Subsidiary” means any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Shares are at the time directly or indirectly owned or controlled by the Borrower or one or more Subsidiaries of the Borrower, or by the Borrower and one or more Subsidiaries of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or other similar charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.
“12b-1 or Other Fees” means charges and fees, permitted by Rule 12b-1 of the Investment Company Act of 1940, payable by an investor in a fund offered by the Borrower or any Subsidiary, and other similar charges and fees.
“Type” refers to whether a Loan is a Base Rate Loan or a Eurocurrency Loan.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning provided in Section 2.13(f)(ii)(3).
“United States” means the United States of America.
“Unrestricted Cash” means, at any time, the difference (not less than zero) equal to (a) the aggregate amount of cash and cash equivalents held at such time by the Borrower and its Consolidated Subsidiaries to the extent that (i) such cash and cash equivalents are immediately (subject to any customary and necessary corporate or other action that could not reasonably be expected to result in any material delay) available to repay obligations of the Borrower, (ii) such cash and cash equivalents are not subject to any Liens and (iii) in the case of cash and cash equivalents held by any such Subsidiary, such Subsidiary is not at such time prohibited by any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority or any binding contract from distributing or otherwise transferring such cash and cash equivalents to the Borrower minus (b) the sum of (i) an amount equal to the greater of (x) US300,000,000 and (y) the aggregate amount of cash and cash equivalents satisfying the conditions set forth in clause (a) above held at such time by operating Subsidiaries of the Borrower plus (ii) in the case of cash and cash equivalents held at such time outside the

United States by non-operating Subsidiaries of the Borrower, the aggregate amount of Taxes estimated in good faith by the Borrower that would be imposed by any Governmental Authority as a result of repatriation of such cash and cash equivalents into the United States.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect for such amount under the provisions of such Section.
“US Dollars” and “US$” means the lawful currency of the United States.
“Voting Shares” means, with respect to any Person, Equity Interests having by terms thereof voting power to elect a majority of the board of directors, or other individuals performing similar functions, of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement GAAP shall be determined without giving effect to any change thereto occurring after the date hereof, whether as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840)

issued by the Financial Accounting Standards Board on August 17, 2010 or Proposed Accounting Standards Update, Leases (Topic 842) issued by the Financial Accounting Standards Board on May 16, 2013, or otherwise, if such change would require treating any lease as a capital lease where such lease was not required to be so treated under GAAP as in effect on June 27, 2012; provided further that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.03, the Borrower will cause the last day of its fiscal year to be March 31 or, with prior written notice to the Administrative Agent, December 31.
SECTION 1.04.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”).
SECTION 1.05.    Exchange Rates. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the last Business Day of each calendar month, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the initial Interest Period shall commence or the last Business Day of a calendar month, as the case may be, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Borrower and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing denominated in an Alternative Currency. For purposes of Section 5.03, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Borrower’s annual and quarterly financial statements.
ARTICLE II

Amounts and Terms of the Advances
SECTION 2.01.    The Loans; Application of Proceeds. (a) The Loans. Each Lender severally agrees, subject to the terms and conditions set forth herein, to make Loans to the Borrower from time to time on any Business Day on or after the Closing Date until the Commitment Termination Date denominated in US Dollars or an Alternative Currency in an aggregate amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Exposure exceeding the aggregate Commitments. Within the foregoing limits, the Borrower may from time to time borrow Loans under this Section 2.01, prepay Loans in whole or in part pursuant to Section 2.09 and reborrow Loans under this Section 2.01, all on the terms and conditions set forth in this Agreement.
(b)    Use of Proceeds. The Borrower shall use the proceeds of (i) the Loans (x) on the Closing Date, to repay any remaining portion of the loans and other obligations outstanding or accrued under the Existing Credit Agreement and (y) on and after the Closing Date, for working capital and general corporate purposes of the Borrower and its Subsidiaries and (ii) the Letters of Credit, on and after the Closing Date, solely for working capital and general corporate purposes of the Borrower and its Subsidiaries.
SECTION 2.02.    Making the Loans; Evidence of Debt. (a) (i) Each Borrowing by the Borrower shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, and shall be made on notice, given not later than 11:00 a.m. (Local Time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurocurrency Loans) or given not later than 11:00 a.m. (Local Time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Subject to Section 2.07, each Borrowing denominated in US Dollars shall be comprised entirely of Base Rate Loans or Eurocurrency Loans, as the Borrower may request in accordance herewith, and each Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurocurrency Loans; provided that all Borrowings made on the Closing Date must be made as Base Rate Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing hereunder and provided an indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, extending the benefits of Section 2.15 to Lenders in respect of such Borrowings.
(ii)    Each such notice of a Borrowing (a “Notice of Borrowing”) shall be irrevocable and binding on the Borrower and shall be in writing in substantially the form of Exhibit B, specifying therein the following information: (1) the date of such Borrowing, (2) whether such Borrowing is to be a Eurocurrency Borrowing or a Base Rate Borrowing, (3) the currency and aggregate amount of such Borrowing and (4) in the case of a Borrowing consisting of Eurocurrency Loans, the initial Interest Period for each such Loan.
(iii)    Each Lender shall, before 2:00 p.m. (Local Time) on the date of such Borrowing, make available from the account of its Applicable Lending Office to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in same day funds in the applicable currency, such Lender’s ratable portion of such Borrowing.

(iv)    After the Administrative Agent’s receipt of such funds, and subject to the satisfaction of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account.
(b)    Each Borrowing and each Conversion or Continuation thereof shall consist of Loans of the same Type and currency (and, if such Loans are Eurocurrency Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments. Anything in subsection (a) above to the contrary notwithstanding, (i) if no election as to the Type of Loans denominated in US Dollars is specified, then the requested Borrowing shall be comprised of Base Rate Loans, and (ii) if no Interest Period is specified with respect to any Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. The Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender and such Lender’s Letter of Credit Exposure, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the aggregate Letter of Credit Exposures of all Lenders hereunder, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(f)    The entries made in the accounts maintained pursuant to subsection (d) or (e) of this Section absent manifest error shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.
(g)    Any Lender may, through the Administrative Agent, request that the Loans to be made by it to the Borrower be evidenced by a promissory note of the Borrower. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns), substantially in the form of Exhibit A (each such promissory note, a “Note”), in the amount of the Commitment of such Lender.
SECTION 2.03.    Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts set forth in the Fee Letter.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on December 31, 2015. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and Letter of Credit Exposure of such Lender.
(c)    The Borrower agrees to pay the Administrative Agent for the account of each Lender a letter of credit fee in respect of each outstanding Letter of Credit at the times and in the amounts required by Section 2.16(g).
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and letter of credit fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.04.    Reductions of the Commitments. (a) Unless previously terminated, the Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.
(b)    In addition, the Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce permanently and ratably in part the unused portions of the Commitments of the Lenders, provided that (i) each partial reduction shall be in a minimum aggregate amount of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof, (ii) the aggregate Commitments of the Lenders shall not be reduced to an amount that is less than the total Revolving Exposure of the Lenders then outstanding and (iii) any such reduction shall be without prejudice to the terms of Sections 2.16(b) and 2.16(e). Once terminated or reduced, the Commitments may not be reinstated.
SECTION 2.05.    Repayment. The Borrower hereby unconditionally agrees to repay the full principal amount of each Loan by each Lender, and each such Loan shall mature, on the Maturity Date.

SECTION 2.06.    Interest. (a) Ordinary Interest. The Borrower agrees to pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. While such Loan is a Base Rate Loan, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurocurrency Loans. While such Loan is a Eurocurrency Loan, a rate per annum for each Interest Period for such Loan equal to (A) if such Loan is denominated in US Dollars, the Adjusted Eurocurrency Rate, and (B) if such Loan is denominated in an Alternative Currency, the Eurocurrency Rate, in each case plus the Applicable Margin for Eurocurrency Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period, and on each date on which such Eurocurrency Loan shall be Continued, Converted or paid in full.
(b)    Default Interest. Notwithstanding the foregoing, if any Event of Default under Section 6.01(a) or (b) shall have occurred and be continuing, the Borrower shall pay interest on:
(i)    the unpaid and outstanding principal amount of each Loan owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)(i) or (a)(ii) above), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable; and
(ii)    the amount of any Reimbursement Obligation, interest, fee or other amount outstanding and payable by the Borrower hereunder that is not paid when due (after giving effect to any applicable grace period), from the date such amount shall be due (after giving effect to any applicable grace period) until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to Section 2.06(a)(i) above.

SECTION 2.07.    Interest Rate Determinations; Changes in Rating Systems. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or Eurocurrency Rate for such Interest Period; or
(ii)    the Administrative Agent is advised by the Majority Lenders that the Adjusted Eurocurrency Rate or Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request to Convert any Borrowing to, or Continue any Borrowing as, a Eurocurrency Borrowing of the affected type (including Loans denominated in a particular currency, as applicable) shall be ineffective, and such Borrowing shall be Converted to or Continued on the last day of the Interest Period applicable thereto as (A) if such Borrowing is denominated in US Dollars, a Base Rate Borrowing, or (B) if such Borrowing is denominated in an Alternative Currency, a Borrowing bearing interest at such rate as the affected Lenders and the Borrower may agree adequately reflects the costs to such Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid as of the last day of the current Interest Period applicable thereto), (ii) any request by the Borrower for a Eurocurrency Borrowing denominated in US Dollars, shall be made as a Base Rate Borrowing (or such Borrowing shall not be made if the Borrower revokes (and in such circumstances, such request may be revoked notwithstanding any other provision of this Agreement) the related Notice of Borrowing by written notice not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by the Borrower for a Eurocurrency Borrowing denominated in an Alternative Currency shall be ineffective; provided that if the circumstances giving rise to such notice affect only one type of Borrowings (for example, Loans having certain Interest Periods or denominated in a particular currency), then the other types of Borrowing shall be permitted.
(b)    If the Borrower shall fail to select the duration of any Interest Period following the initial Interest Period for any Eurocurrency Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, or to notify the Administrative Agent that it will repay or Convert such Loans at the end of the then existing Interest Period therefor, by the time a notice of Continuation would be required pursuant to Section 2.08(b), the Administrative Agent shall so notify the Borrower and the Lenders reasonably promptly after such time and such Loans will automatically Continue as

Eurocurrency Loans with a one-month Interest Period on the last day of the then existing Interest Period therefor.
(c)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Loan denominated in US Dollars will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurocurrency Loans denominated in US Dollars shall be suspended.
(d)    If the rating system of either Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non‑availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).
SECTION 2.08.    Voluntary Conversion and Continuation of Loans. (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Section 2.07, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that in the case of any such Conversion of a Eurocurrency Loan into a Base Rate Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.15. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into Eurocurrency Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower. Notwithstanding any other provision of this Section, the Borrower will not be permitted to Convert any Loan into a Loan denominated in a different currency.
(b)    The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day prior to the date of the proposed Continuation, and subject to the provisions of Section 2.07, Continue all or any portion of the outstanding Eurocurrency Loans comprising part of the same Borrowing for one or more Interest Periods; provided that in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.15. Each such notice of a Continuation shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the Eurocurrency Loans to be Continued and (iii) the duration of the initial Interest Period (or Interest Periods) for the Eurocurrency Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower. Notwithstanding any other provision of this Section, the Borrower will not be permitted to Continue any Loan as a Loan denominated in a different currency.

SECTION 2.09.    Prepayments of Loans. (a) The Borrower shall have no right to prepay any principal amount of any Loan other than as provided in subsections (b) and (c) below.
(b)    The Borrower may, on notice (given not later than 11:00 a.m. (Local Time) on the second Business Day prior to the date of the proposed prepayment of Loans (in the case of Eurocurrency Loans) or given not later than 11:00 a.m. (Local Time) on the Business Day of the proposed prepayment of Loans (in the case of Base Rate Loans)), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than US$5,000,000 and (ii) in the case of any such prepayment of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 2.15.
(c)    If at any time the total Revolving Exposure exceeds the aggregate Commitments, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing and (ii) on each other date on which any Base Rate Borrowing shall be outstanding, the Borrower shall prepay Loans in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable; provided, however, that, in any event, the Borrower shall prepay Loans in an aggregate amount sufficient to eliminate such excess by the 90th day after such excess first arises. Notwithstanding the foregoing, if at any time the total Revolving Exposure exceeds 105% of the aggregate Commitments, then the Borrower shall, not later than the next Business Day, prepay one or more Borrowings in an aggregate principal amount sufficient to reduce the total Revolving Exposure to an amount not in excess of the aggregate Commitments.
SECTION 2.10.    Payments; Computations; Etc. (a) Payments. The Borrower shall make each payment hereunder and under each other Loan Document to which it is a party without set-off or counterclaim not later than 11:00 a.m. (Local Time) on the day when due in same day funds to the account of the Administrative Agent most recently designated by it for such purpose. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars, except as otherwise expressly provided. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.12, 2.13 or 2.15 and subject to Section 2.16) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the Assignment Date set forth therein, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such Assignment Date directly between themselves.
(b)    Computations. All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Adjusted Eurocurrency Rate, Eurocurrency Rate or the Federal Funds Rate and of the commitment fee and letter of credit fees shall be made by the Administrative Agent on the basis of a year of 360 days or, in the case of interest on any Loan denominated in Sterling, on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Payment Dates. Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with Section 2.02(a)(iii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.11.    Sharing of Payments; Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value and in the currency of the relevant Loan) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 2.12.    Increased Costs. (a) Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Statutory Reserve Rate) or any Issuing Lender;
(ii)    impose on any Lender, any Issuing Lender or the London interbank market any other condition, cost or expense (in all cases, other than Taxes referred to in Section 2.12(a)(iii)) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Lender, Issuing Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes on payments pursuant to the Loan Documents or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or the Administrative Agent of making, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or the Administrative Agent, the Borrower will pay to such Lender, such Issuing Lender or the Administrative Agent such additional amount or amounts as will compensate such Lender, such Issuing Lender or the Administrative Agent for such additional costs incurred or reduction suffered; provided that, notwithstanding anything to the contrary in Section 2.12, no Lender shall demand compensation for any increased costs or reduction referred to in Section 2.12(a)(iii) if it shall not be the general policy or practice of such Lender to demand such compensation and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with respect to similarly affected commitments or loans. This Section 2.12(a) shall not apply to matters covered by Section 2.13.

(b)    Capital and Liquidity Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Loans made by such Lender or the Letters of Credit to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of any Lender or any Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender or such Person’s holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or such Issuing Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.13.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent, each Issuing Lender and each Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above and without duplication of subsection (c) below, the Borrower shall timely pay any Other Taxes that arise from any payment made by it under any Loan Document to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Each Lender shall notify the Borrower on or before the Closing Date of any Other Taxes that to its knowledge are imposed with respect to any Loan Document by the jurisdiction in which such Lender is organized or in which its Applicable Lending Office is located.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Borrower under any Loan Document and paid by the Administrative Agent or such Lender or such Issuing Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error; provided that if the Borrower has satisfied its indemnity obligation and delivers to the Administrative Agent an opinion of nationally recognized counsel to the effect that it is more likely than not that such assertion by the Governmental Authority is incorrect as a matter of law, each Lender shall reasonably assist the Borrower in contesting such Taxes (at the sole expense of the Borrower) and seeking refund thereof; and provided further that such assistance shall not be construed to impose on any Lender an obligation to disclose information it reasonably considers confidential or proprietary or arrange its tax affairs other than as such Lender sees fit.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13(f)(ii)(A), 2.13(f)(ii)(B) and 2.13(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)
Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)
Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon such form becoming obsolete or invalid under applicable regulations or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender remains legally entitled to do so), whichever of the following is applicable:

(1)
duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable substitute or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)	duly completed copies of Internal Revenue Service Form W-8ECI (or applicable substitute or successor form),

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (“a U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable substitute or successor form),

(4)
to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner, or

(5)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower.

(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If the Administrative Agent, an Issuing Lender or a Lender determines, in good faith and its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section (including, in lieu of an actual refund, a credit against taxes provided by the taxing authority that imposed such Indemnified Taxes or Other Taxes), it shall pay to the Borrower an amount equal to such refund or the value of the credit in lieu thereof (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Lender or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu thereof); provided that the Borrower, upon the request of the Administrative Agent, such Issuing Lender or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent, such Issuing Lender or such Lender in the event the Administrative Agent, such Issuing Lender or such Lender is required to repay or return such refund (or credit in lieu thereof) to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Issuing Lender or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

SECTION 2.14.    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender becomes a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, modification or consent that under Section 8.01 requires the consent of all Lenders (or all affected Lenders) and with respect to which the Majority Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.12, 2.13 and 8.04 (but in respect of Section 8.04 only for Lenders that are not Defaulting Lenders)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    no Default or Event of Default has occurred and is continuing on and as of the date of such notice and the date of such assignment;
(ii)    the Administrative Agent shall have received the assignment fee specified in Section 8.06;
(iii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, its funded participations in Reimbursement Obligations, if applicable, and accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iv)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(v)    in the case of any such assignment resulting from the failure to provide consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable amendment, waiver, modification or consent can be effected; and
(vi)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.15.    Break Funding Payments. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense incurred by such Lender which is in the nature of funding breakage costs or costs of liquidation or redeployment of deposits or other funds and any other related expense (but excluding loss of margin or other loss of anticipated profit), upon reasonable notice thereof, which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making any Borrowing of Eurocurrency Loans after the Borrower has given a Notice of Borrowing requesting the same in accordance with the provisions of this Agreement (including as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article III), (b) default by the Borrower in making any prepayment of Eurocurrency Loan when due after the Borrower has given notice thereof in accordance with this Agreement, (c) the making by the Borrower of a prepayment of any Eurocurrency Loan on a day which is not the last day of an Interest Period with respect thereto, (d) default by the Borrower in payment when due of the principal of or interest on any Eurocurrency Loan, (e) the Conversion or Continuation of any Eurocurrency Loan on a day other than on the last day of an Interest Period for such Loan, or (f) any assignment such Lender is required to make pursuant to Section 2.14(b) if such Lender holds Eurocurrency Loans at the time of such assignment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16.    Letters of Credit. Subject to the terms and conditions of this Agreement, the Commitments may be utilized by the Borrower upon its request for the issuance by an Issuing Lender selected by the Borrower of one or more standby letters of credit (each a “Letter of Credit”) for its account; provided that (i) each Letter of Credit may be denominated only in US Dollars and shall have a face amount of not less than US$1,000,000, (ii) the total Revolving Exposure shall not at any time exceed the aggregate Commitments, (iii) the portion of the Letter of Credit Exposure attributable to Letters of

Credit issued by the applicable Issuing Lender shall not exceed the Letter of Credit Commitment of such Issuing Lender, (iv) the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the Letter of Credit Limit and (v) the expiration date of any Letter of Credit may not extend beyond the earlier of (x) the date five Business Days prior to the Commitment Termination Date and (y) twelve months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:
(a)    Notice of Issuance. The Borrower shall give the Administrative Agent at least five Business Days’ irrevocable prior notice (effective upon receipt) (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion) of the issuance of each Letter of Credit in substantially the form of Exhibit E (a “Notice of Letter of Credit Issuance”), specifying the Issuing Lender, the Business Day (which shall be not later than 30 days before the Commitment Termination Date) on which such Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby. Upon receipt of any such notice, the Administrative Agent shall advise the respective Issuing Lender of the contents thereof, and shall notify each other Lender of the Administrative Agent’s receipt of such request.
(b)    Participations in Letters of Credit. On each day during the period commencing with the issuance by an Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Lender agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the respective Issuing Lender’s liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Lender to pay and discharge when due, its Commitment Percentage of such Issuing Lender’s liability under such Letter of Credit.
(c)    Notice by Issuing Lenders of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower (through the Administrative Agent) of the amount to be paid by such Issuing Lender as a result of such demand, provide to the Borrower copies of documents delivered by the beneficiary with such demand and advise the Borrower of the date on which payment is to be made by such Issuing Lender to such beneficiary in respect of such demand. The Borrower hereby irrevocably, absolutely and unconditionally agrees to (i) pay and reimburse the Administrative Agent forthwith for account of such Issuing Lender for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at the later of (x) the Business Day on which such Issuing

Lender shall have notified the Borrower of such payment and (y) the date on which payment is to be made by such Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (all of which are hereby expressly waived) and (ii) pay interest to the Administrative Agent for account of such Issuing Lender on such amount from the date such Issuing Lender made the corresponding payment under such Letter of Credit until the date such payment by the Borrower is made at the rate set forth in Section 2.06(b).
(d)    Notice by the Borrower of Borrowing for Reimbursement. Forthwith upon its receipt of a notice referred to in clause (c) of this Section 2.16, the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the applicable Issuing Lender for the amount of the related demand for payment and, if it does, submit a Notice of Borrowing as provided in Section 2.02(a) hereof.
(e)    Payments by Lenders to Issuing Lenders. Each Lender shall severally forthwith pay to the Administrative Agent for account of the respective Issuing Lender at its Domestic Lending Office in US Dollars and in immediately available funds the amount of such Lender’s Commitment Percentage of any payment under a Letter of Credit upon notice by such Issuing Lender (through the Administrative Agent) to such Lender requesting such payment and specifying such amount. Each such Lender’s obligation to make such payment to the Administrative Agent for account of such Issuing Lender under this clause (e), and such Issuing Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the failure of any other Lender to make its payment under this clause (e), the financial condition of the Borrower, the existence of any Default or the termination of the Commitments or any other circumstance whatsoever, including any force majeure or other event that under any uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof. Each such payment to an Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)    Participations in Reimbursement Obligations. Upon the making of each payment by a Lender to an Issuing Lender pursuant to clause (e) of this Section 2.16 in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, such Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Lender by the Borrower hereunder and under the Letter of Credit Documents relating to such Letter of Credit, and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to such Issuing Lender pursuant to clause (g) of this Section 2.16). Upon receipt by an Issuing Lender from or for account of the Borrower of any payment in respect of any

Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security), such Issuing Lender shall promptly pay to the Administrative Agent for account of each Lender entitled thereto such Lender’s Commitment Percentage of such payment, each such payment by such Issuing Lender to be made in the same money and funds in which received by such Issuing Lender. In the event any payment received by an Issuing Lender and so paid to the Lenders hereunder is rescinded or must otherwise be returned by such Issuing Lender, each Lender shall, upon the request of such Issuing Lender (through the Administrative Agent), repay to such Issuing Lender (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in clause (j) of this Section 2.16.
(g)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender (ratably in accordance with its respective Commitment Percentage) a letter of credit fee in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin for Eurocurrency Loans from time to time in effect on the daily undrawn face amount of such Letter of Credit for the period from the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, until such expiration date, and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, until the date such Letter of Credit is drawn in full or is terminated (such fee to be non‑refundable, to be paid quarterly in arrears on the last Business Day of each March, June, September and December, on the Commitment Termination Date and on the date of such termination or expiration, and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Borrower shall pay to the Administrative Agent for account of the applicable Issuing Lender an issuance fee in respect of each Letter of Credit issued by such Issuing Lender in an amount to be agreed between the Borrower and such Issuing Lender plus all charges, costs and expenses, in each case, in the amounts customarily charged by such Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.
(h)    Issuing Lender Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Lender, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Lender issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof have changed), (iii) on each Business Day on which such Issuing Lender makes a disbursement under any Letter of Credit, the date and amount of such disbursement, (iv) on any Business Day on which the Borrower fails to reimburse a Reimbursement Obligation required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such Reimbursement Obligation and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender.
(i)    Conditions Precedent to Issuance. The issuance by an Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to such Issuing Lender consistent with its then current practices and procedures with respect to letters of credit of the same type, and (ii) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as such Issuing Lender shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control. Not later than 5:00 p.m. (Local Time) on the Business Day preceding the date of issuance of any Letter of Credit, the relevant Issuing Lender shall request confirmation from the Administrative Agent that such issuance would not cause the limitations set forth in clause (ii) of the first paragraph of this Section 2.16 to be exceeded, and such Issuing Lender shall not issue such Letter of Credit if (x) the Administrative Agent advises such Issuing Lender that such limitations would be exceeded or (y) the Administrative Agent notifies such Issuing Lender that the Administrative Agent has been advised by any other Lender or the Borrower that a condition precedent under Section 3.02 relating to such issuance has not been satisfied.
(j)    Interest Payable to Issuing Lenders by Lenders. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to clause (e) or (f) of this Section 2.16 on the due date therefor, such Lender shall pay interest to the respective Issuing Lender (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to such Issuing Lender within five Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.
(k)    Modifications and Supplements. The issuance by an Issuing Lender of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions as are applicable under this Section 2.16 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form, or (ii) each Lender shall have consented thereto.
(l)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph (l), the Borrower shall immediately deposit into a deposit account designated by the Administrative Agent (the “Cash Collateral Account”) an amount in cash equal to the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 6.01. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposit shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and amounts in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Lender for Letter of Credit disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower in respect of the Letter of Credit Exposure at such time, and, to the extent of any amounts in excess of the foregoing, for the payment of the other obligations of the Borrower hereunder.
(m)    Designation of Additional Issuing Lenders. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Lenders one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Lender hereunder shall be evidenced by an agreement, which shall set forth the Letter of Credit Commitment of such Issuing Lender and shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
SECTION 2.17.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then, upon notice (with applicable notice periods set forth below) to such Defaulting Lenders and the Borrower to such effect by the Administrative Agent (which notice may be given only upon the Administrative Agent becoming aware that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by the Borrower or the Majority Lenders), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:
(a)    immediately upon the Administrative Agent’s giving of such notice, the Commitment of each Defaulting Lender shall be disregarded in determining whether the Majority Lenders shall have taken any action hereunder or under any other Loan Document

(including any consent to any waiver, amendment or other modification pursuant to Section 8.01); provided that any waiver, amendment or other modification that, disregarding the effect of this clause (a), requires the consent of all Lenders or of all Lenders affected thereby shall continue to require the consent of each Defaulting Lender in accordance with the terms hereof;
(b)    immediately upon the Administrative Agent’s giving of such notice, (i) no commitment fee shall accrue on the unused amount of the Commitment of any Defaulting Lender pursuant to Section 2.03(b) and (ii) no letter of credit fee shall accrue for the account of such Defaulting Lender pursuant to Section 2.03(c);
(c)    if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, (i) upon receiving at least three Business Days’ notice from the Administrative Agent, all or any part of the Letter of Credit Exposure of such Defaulting Lender shall be reallocated among the Lenders other than the Defaulting Lender in accordance with their Commitment Percentages but only to the extent that the non-Defaulting Lenders’ Revolving Exposure plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; provided that in no event shall any non-Defaulting Lender’s Revolving Exposure exceed such Lender’s Commitment; (ii) if the reallocation described in clause (i) cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent be required to cash collateralize Letters of Credit in the amount of the Letter of Credit Exposure of the Defaulting Lender on terms reasonably satisfactory to each Issuing Lender (in which case any such cash collateral held by an Issuing Lender will be applied as a payment of Reimbursement Obligations immediately prior to any exercise by such Issuing Lender of its rights to require the funding of participations in such Reimbursement Obligations pursuant to Section 2.16(e)) for as long as such Letter of Credit Exposure is outstanding; (iii) in the event the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.03(c) and 2.16(g) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages after giving effect to such reallocations; (iv) in the event the Borrower cash collateralizes Letters of Credit in the amount of the Letter of Credit Exposure of the Defaulting Lender pursuant to clause (ii) above, then the Lenders other than the Defaulting Lender will be required to fund participations in the remaining Letter of Credit Exposure under Section 2.16(e) in accordance with their Commitment Percentages; (v) the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to Section 2.03(b) of this Agreement with respect to such Defaulting Lender’s Letter of Credit Exposure; and (vi) if all or any portion of such Defaulting Lender’s Letter of Credit Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Sections 2.03(c) and 2.16(g) with respect to such Defaulting Lender’s Letter of Credit Exposure (and allocated among the Issuing Lenders ratably based on the amount of such Defaulting Lender’s Letter of Credit Exposure attributable to Letters of Credit issued by each Issuing Lender) shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Exposure is reallocated and/or cash collateralized;

(d)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless (i) it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein) or (ii) the Issuing Lender shall have entered into such other arrangements with the Borrower or such Defaulting Lender that are reasonably satisfactory to the Issuing Lender to defease any risk to it in respect of such Defaulting Lender hereunder;
(e)    immediately upon the Administrative Agent’s giving of such notice, the Borrower may, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Administrative Agent), elect to irrevocably terminate from time to time the unused portion of the Commitments of such Defaulting Lender. Such termination shall be effective, with respect to such Defaulting Lender’s then existing unused Commitments, on the date set forth in such notice (provided, however, that such date shall be no earlier than three Business Days after receipt of such notice) and with respect to any unused Commitment thereafter arising, on the later of the date set forth in such notice and the date on which such unused Commitment first arises (and no commitment fee will be payable in respect of such unused Commitment terminated on the date it arises). Upon termination of a Defaulting Lender’s unused Commitments under this Section 2.17(d), the Borrower shall pay or cause to be paid all accrued commitment fees payable to such Defaulting Lender and all other amounts due and payable to such Defaulting Lender hereunder. Upon such payments, the obligations of such Defaulting Lender hereunder with respect to such unused Commitments which have been terminated shall, by the provisions hereof, be released and discharged; provided, however, that such Defaulting Lender’s rights and obligations provided in Section 8.10 with respect to such unused Commitments which have been terminated shall survive such release and discharge as to matters occurring prior to such date;
(f)    immediately upon the Administrative Agent’s giving of such notice, any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and be applied, at such time or times as may be determined by the Administrative Agent, first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder and, second, to the pro rata payment of any amounts owing by such Defaulting Lender to the Issuing Lenders.
In the event that the Administrative Agent, the Borrower, and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except as otherwise expressly agreed by the affected parties, no change hereunder of a Lender’s status from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not be required to, but may in its sole discretion, ascertain or inquire as to whether any Lender shall have become, or shall have ceased to be, a Defaulting Lender, and shall not be required to give any notice or take any other action inconsistent with any determination made by it as to whether any Lender is a Defaulting Lender.
SECTION 2.18.     Incremental Commitments. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request, after the Closing Date and prior to the Maturity Date, the establishment of Incremental Commitments; provided that the aggregate, cumulative amount of all Incremental Commitments established pursuant to this Section 2.18 shall not exceed US$500,000,000. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than five Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, (ii) the amount of the Incremental Commitments being requested and (iii) the identity of each Lender or other Person that the Borrower proposes become an Incremental Lender with respect thereto, together with the proposed aggregate amount of the Incremental Commitment for each such Lender or other Person (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any such Person that is not a Lender must be an Eligible Assignee that is reasonably acceptable to the Administrative Agent).
(b)    The terms and conditions of any Incremental Commitment and Loans and other extensions of credit to be made thereunder shall be identical to the terms and conditions of the Commitments and Loans and other extensions of credit made thereunder.
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by only the Borrower, each Incremental Lender providing such Incremental Commitments, and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance of such Letter of Credit that constitutes a Default or Event of Default, (ii) on the date of effectiveness thereof, the representations and warranties of the Borrower set forth in Section 4.01 shall be true and correct in all material respects as though made on and as of such date, (iii) after giving effect to and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof, the Borrower shall be in compliance with the covenant set forth in Section 5.03, (iv) the Borrower shall make any payments required to be made in connection with such Incremental Commitments and the related transactions under this Section 2.18 and (v) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents of the types mentioned in Section 3.01(b), (c) and (d) as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Notwithstanding Section 8.01, each Incremental Facility Agreement may, without the consent of any other Lender, effect only such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to the Incremental Commitment referenced therein and in any event in a manner consistent with Section 2.18(b). This Section 2.18 shall supersede any provisions in Section 2.11 or Section 8.01 to the contrary.
(d)    Upon effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii)(A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the aggregate Commitments of all Lenders shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment.” For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Letter of Credit Exposure of the Incremental Lender holding such Commitment, and the Commitment Percentages of all the Lenders, shall automatically be adjusted to give effect thereto.
(e)    On the date of the effectiveness of any Incremental Commitments, each Lender shall be deemed to have assigned to each Incremental Lender holding such Incremental Commitments, and each such Incremental Lender shall be deemed to have purchased from each Lender, such interests in participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such participations in Letters of Credit will be held by all the Lenders (including such Incremental Lenders) ratably in accordance with their Commitment Percentage after giving effect to the effectiveness of such Incremental Commitments. Any Loans outstanding immediately prior to the date of the effectiveness of such Incremental Commitments that are Eurocurrency Loans shall (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Lenders holding such Loans immediately prior to the date of the effectiveness of such Incremental Commitments, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time such Loans will be repaid or refinanced with new Loans made pursuant to Section 2.01 in accordance with the Commitment Percentages of the Lenders (including the Incremental Lenders) after giving effect to the effectiveness of such Incremental Commitments; provided, however, that upon the occurrence of any Event of Default, each Incremental Lender will promptly purchase (for cash at face value and in the currency of the relevant Loan) assignments of portions of such outstanding Loans of other Lenders so that, after giving effect thereto, all Loans that are Eurocurrency Loans are held by the Lenders (including the Incremental Lenders) in accordance with their then-current Commitment Percentages. Any such assignments shall be effect in accordance with the provisions of Section 8.06, provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 8.06(b) shall not apply thereto. Any Loans outstanding on the date of the effectiveness of such Incremental Commitments that are Base Rate Loans shall either be prepaid on such date or refinanced on such date (subject to the satisfaction of applicable borrowing conditions) with Loans made on such date by the Lenders (including the Incremental Lenders) in accordance with their Commitment Percentages. In order to effect any such refinancing, (i) each Incremental Lender will make Loans that are Base Rate Loans by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Incremental Lender’s Incremental Commitment by the sum of all Commitments (after giving effect to the effectiveness of the Incremental Commitments on such date) and (ii) such funds will be applied to the prepayment of outstanding Loans that are Base Rate Loans held by the Lenders, in such amounts so that, after giving effect thereto, all Loans that are Base Rate Loans will be held by the Lenders in accordance with their then-current Commitment Percentages. On the date of the effectiveness of such Incremental Commitments, the Borrower will pay to the Administrative Agent, for the accounts of the Lenders receiving such prepayments, accrued and unpaid interest on the aggregate principal amount of the Loans being prepaid. The Administrative Agent and the lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(f)    The Administrative Agent shall notify Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.18(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and of the Commitment Percentages of the Lenders after giving effect thereto and of the assignments deemed to have been made pursuant to Section 2.18(e).
SECTION 2.19.    Redenomination of Certain Designated Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency (and the Administrative Agent shall give notice thereof to the Borrower and the Lenders); provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of the Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.
(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (with the consent of the Borrower (not to be unreasonably withheld)) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
SECTION 2.20.    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make or Continue Eurocurrency Loans or to fund or otherwise maintain Eurocurrency Loans hereunder, (a) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurocurrency Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (b) during such suspension, if lawful, such Lender shall instead be obligated to make, Continue, or Convert Eurocurrency Loans (i) if denominated or requested to be denominated in US Dollars, as Base Rate Loans, and (ii) if denominated or requested to be denominated in an Alternative Currency, as loans that bear interest at a local currency rate reasonably determined by such Lender that reflects its cost of funding, plus the Applicable Margin for Eurocurrency Loans.
ARTICLE III

Conditions of Lending
SECTION 3.01.    Conditions Precedent to Effectiveness. This Agreement shall become effective as of the first date on which each of the following conditions shall have been satisfied:
(a)    the Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and each Lender holding Commitments either a counterpart of this Agreement signed by or on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission (including .pdf) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(b)    the Administrative Agent (or its counsel) shall have received favorable written opinions (dated the Closing Date and addressed to the Administrative Agent and each Lender) of (i) Shearman & Sterling LLP, special New York counsel for the Borrower and (ii) Thomas C. Merchant, internal counsel for the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(c)    the Administrative Agent shall have received certified copies of resolutions of the board of directors of the Borrower approving the Loan Documents, articles of incorporation and by-laws of the Borrower and certificates of incumbency and good standing (or such other documents and certificates as the Administrative Agent or its counsel may reasonably request in lieu thereof), all in form and substance reasonably satisfactory to the Administrative Agent;
(d)    the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower certifying that (i) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of such date as though made on and as of such date and (ii) no event has occurred and is continuing on and as of such date which constitutes a Default or an Event of Default;
(e)    the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date pursuant to this Agreement in connection with the transactions contemplated hereby, including reimbursement of reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower;
(f)    the Administrative Agent shall have received evidence of the termination of the commitments under the Existing Credit Agreement and payment of all principal, interest and other obligations payable thereunder; and
(g)    the Administrative Agent shall have received all documentation and other information requested by the Lenders for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, no later than five Business Days prior to the Closing Date to the extent such documentation or other information is requested from the Borrower at least eight Business Days prior to the Closing Date.
The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Closing Date, and such notice shall be conclusive and binding.

SECTION 3.02.    Conditions Precedent to Each Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Loan on the occasion of each Borrowing and the obligation of each Issuing Lender to issue any Letter of Credit shall be subject to the satisfaction of the conditions that on the date of such Borrowing or issuance of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Letter of Credit Issuance and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
(a)    the representations and warranties contained in Section 4.01 (except the Excluded Representations) are true and correct in all material respects on and as of the date of such Borrowing or such issuance of such Letter of Credit, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, or to the issuance of such Letter of Credit, as though made on and as of such date; and
(b)    no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance of such Letter of Credit that constitutes a Default or an Event of Default.

ARTICLE IV

Representations and Warranties
SECTION 4.01.    Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:
(a)    Organization; Powers. It is duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
(b)    Authorization. The execution, delivery and performance by it of this Agreement and each other Loan Document, and the borrowing of Loans by and the issuance of Letters of Credit to it and the use of proceeds therefrom, are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.
(c)    Approvals; No Conflicts; Etc. The execution, delivery and performance by it of this Agreement and each other Loan Document, and the borrowing of Loans by it and the use of proceeds therefrom and the issuance of Letters of Credit and use of the Letters of Credit (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for the filing of a Current Report on Form 8-K with the SEC which is required to be filed within four Business Days after (A) the date on which this Credit Agreement is executed and (B) any material extension of credit hereunder, and in the case of both clauses (A) and (B), a corresponding filing of such report with the securities regulators in Quebec, (ii) will not violate any applicable law or regulation or its charter, by-laws or other organizational documents or any order of any Governmental Authority and (iii) will not violate or result in a default under any credit agreement, loan agreement, note, indenture or other financing agreement, or any other material agreement or instrument, binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by it.
(d)    Enforceability. This Agreement has been duly executed and delivered by it and constitutes, and each other Loan Document when executed and delivered by it will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(e)    Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Lenders its Consolidated balance sheet and Consolidated statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 31, 2015, reported on by PricewaterhouseCoopers, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Since March 31, 2015, there has been no material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.
(f)    No Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, Form 10-Q for the fiscal quarter ended June 30, 2015 and Form 10-Q for the fiscal quarter ended September 30, 2015 and except as set forth on Schedule IV, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting it or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except as disclosed on Schedule IV).
(g)    Margin Regulations. It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans and no part of any obligations covered by a Letter of Credit will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No proceeds of any Loan and no part of any obligations covered by a Letter of Credit will be used for any purpose that violates Regulation U, Regulation T or Regulation X of the Board as in effect on the date or dates of such Loan and such use of proceeds or such Letter of Credit. The Borrower is, and after applying the proceeds of each Loan will be, in compliance with its obligations under Section 2.01(b).
(h)    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (as amended to date) (except that for purposes of this representation, the term “Subsidiary” shall not include any investment company a majority of which is owned by the Borrower or one of its Affiliates as a result of the initial seed capital contributed by the Borrower or such Affiliate to such investment company in exchange for its shares).
(i)    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and that actual results may differ materially from such information.
(j)    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$10,000,000 the fair market value of the assets of all such underfunded Plans.
(k)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the

Borrower, its Subsidiaries, and to the knowledge of the Borrower, their respective officers and employees and its directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary, or to the knowledge of the Borrower, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
ARTICLE V

Covenants
SECTION 5.01.    Affirmative Covenants. So long as any principal of or interest on any Loan or Reimbursement Obligation or any other amount payable under the Loan Documents shall remain unpaid or any Lender shall have any Commitment or Letter of Credit Exposure hereunder or any Letter of Credit shall remain outstanding hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:
(a)    Existence; Conduct of Business. It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its corporate and legal existence and (ii) except to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 5.02(c).
(b)    Reporting Requirements. It will furnish to the Lenders:
(i)    within 90 days after the end of each of its fiscal years, its audited Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;
(ii)    within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years, its Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)    concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Borrower (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 5.03 and (z) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.01(e) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate (and if there has been a change to GAAP that has the effect of treating any lease as a capital lease as described in the first proviso of Section 1.03, attaching financial statements and other documents required under this Agreement or as reasonably requested by the Administrative Agent setting forth a reconciliation between calculations of the requirements under Section 5.03 or any other financial item set forth herein made before and after giving effect to such change);
(iv)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by it to its shareholders generally, as the case may be;
(v)    promptly after a Rating Level Change, written notice thereof; and
(vi)    promptly upon written request by the Administrative Agent on behalf of any Lender, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, as such Lender may reasonably request in writing.
(c)    Compliance with Laws. It will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and all applicable Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. It will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
(d)    Payment Obligations. It will, and will cause each of its Subsidiaries to, pay all of its Tax liabilities and material governmental obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and it or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
(e)    Maintenance of Properties; Insurance. It will, and will cause each of its Significant Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
(f)    Books and Records; Visitation and Inspection Rights. It will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but in each case subject to and in accordance with all applicable laws of any Governmental Authority and such confidentiality measures relating thereto as the Borrower may reasonably require.
(g)    Notices of Material Events. It will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(i)    the occurrence of any Default;
(ii)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting it that, if adversely determined and there exists a reasonable possibility of such adverse determination, could reasonably be expected to result in a Material Adverse Effect;
(iii)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability in an aggregate amount exceeding US$10,000,000; and
(iv)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(h)    Use of Proceeds and Letters of Credit. It will use the proceeds of the Loans and the Letters of Credit in accordance with Section 2.01(b); provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.
SECTION 5.02.    Negative Covenants. So long as any principal of or interest on any Loan or Reimbursement Obligation or any other amount payable under the Loan Documents shall remain unpaid or any Lender shall have any Commitment or Letter of Credit Exposure hereunder or any Letter of Credit shall remain outstanding hereunder, the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:
(a)    Subsidiary Indebtedness. The Borrower will not permit any Significant Subsidiary to incur, create, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness created under the Loan Documents;
(ii)    Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary; provided that such Indebtedness shall not have been transferred to any Person other than the Borrower or any other Subsidiary;
(iii)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;
(iv)    Indebtedness of any Subsidiary existing on the date hereof and set forth on Schedule III, and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(v)    Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (y) neither the Borrower nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
(vi)    Indebtedness incurred in connection with any Permitted Recourse Financing Transactions, provided that the aggregate principal amount of such Indebtedness shall not exceed US$250,000,000 at any time outstanding;
(vii)    Indebtedness incurred in connection with any Permitted True Sale Transactions by Permitted Purchasers, provided that the aggregate principal amount of all Indebtedness of all such Permitted Purchasers incurred in connection with such true sale transactions shall not exceed US$250,000,000 at any time outstanding;
(viii)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit or similar facilities entered into in the ordinary course of business and not in support of borrowed money (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(ix)    Guarantees incurred in respect of Indebtedness of any other Subsidiary that is permitted to be incurred under this Agreement;
(x)    Indebtedness in respect of non-speculative Hedging Agreements;
(xi)    Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and
(xii)    other Indebtedness in the aggregate principal amount not exceeding at any time the greater of US$400,000,000 and 5% of the stockholders’ equity of the Borrower as of the last day of the most recent fiscal quarter for which the financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(b)(i) or (ii).

(b)    Liens. It will not, nor will permit any of its Significant Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)    Permitted Encumbrances;
(ii)    any Lien on any property or asset of the Borrower or any of its Significant Subsidiaries existing on the date hereof and set forth in Schedule II; provided that (x) such Lien shall not apply to any other property or asset of the Borrower or any of its Significant Subsidiaries and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iii)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Significant Subsidiaries or existing on any property or asset of any Person that becomes a Significant Subsidiary after the date hereof prior to the time such Person becomes a Significant Subsidiary; provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Significant Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Borrower or any of its Significant Subsidiaries and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Significant Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iv)    any Lien on any property or asset of the Borrower or any of its Significant Subsidiaries arising in connection with a Permitted Transaction;
(v)    any Lien (x) in favor of the Administrative Agent for the benefit of the Issuing Lenders and the Lenders on any Cash Collateral Account created pursuant to Section 2.16(l) or (y) created to cash collateralize any Letter of Credit or otherwise to eliminate the risk of the Issuing Lenders pursuant to Section 2.17(c); and
(vi)    Liens on properties or assets of the Significant Subsidiaries of the Borrower (not otherwise permitted by clauses (i) through (v) above) securing obligations in an aggregate amount not exceeding (as to all Significant Subsidiaries of the Borrower) US$200,000,000 at any one time outstanding.
(c)    Mergers, Consolidations, Sales of Assets, Etc. It will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.
(d)    Transactions with Affiliates. It will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) transactions between or among the Borrower and its Subsidiaries or between or among any Subsidiaries not involving any other Affiliate.
(e)    Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Subsidiaries.
SECTION 5.03.    Financial Covenants. (a) Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 3.00:1.0 at any time.
(b)    Minimum Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters to be less than 4.0:1.0.
ARTICLE VI

Events of Default
SECTION 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise required hereunder;

(b)    the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or any other amount (other than principal) payable by the Borrower under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a)(i) (solely with respect to the Borrower’s existence), 5.02 or 5.03;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this subsection (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more final judgments for the payment of money in an aggregate amount in excess of US$75,000,000 shall be entered against the Borrower or any if its Significant Subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(m)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require the deposit of cash collateral in respect of Letter of Credit Exposure as provided in Section 2.16(l), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VII

The Administrative Agent
SECTION 7.01.    Appointment and Authority. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Citibank and its successors to act on its behalf as the Administrative Agent under and in connection with the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of such provisions.
SECTION 7.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Lender as any other Lender or Issuing Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Lenders.
SECTION 7.03.    Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)    shall not, except as expressly set forth in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any of its other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 7.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 7.06.    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a nationally recognized bank with an office in New York, New York or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower, the Issuing Lenders and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this subsection. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this subsection). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 7.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not securities. Each Lender further acknowledges and represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States Securities Laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08.    No Other Duties; Etc. Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof as Joint Documentation Agent shall have any powers, duties or responsibilities under any of the Loan Documents, except in its capacity, as a Lender or an Issuing Lender hereunder.
ARTICLE VIII

Miscellaneous
SECTION 8.01.    Amendments; Etc. No amendment, waiver or other modification of, or any consent to any departure by the Borrower from, this Agreement or any provision thereof, shall be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and such amendment, waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (i) such amendment does not adversely affect the rights of any Lender or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment and (b) no amendment, waiver, modification or consent shall, unless in writing and signed by all Lenders affected thereby (A) increase the Commitment of any Lender, increase the Letter of Credit Limit or subject any Lender to any additional obligations, (B) reduce the principal of or interest on any Loan or Reimbursement Obligation or any fees or other amounts payable hereunder (other than the Administrative Agent’s fee referred to in Section 2.03), (C) postpone any date fixed for, or waive or excuse, any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees or other amounts payable hereunder (other than the Administrative Agent’s fee referred to in Section 2.03) or the expiration of the Commitments, (D) change Section 2.11 in any manner that would alter the pro rata sharing of payments required thereby, (E) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans and Reimbursement Obligations, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (F) change any provision of this Section 8.01 (it being agreed that all Lenders shall be deemed affected by any matter described in clauses (D) through (E)); provided, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document and (y) no such amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Lender in addition to the Lenders required above to take such action, affect the rights and obligations of such Issuing Lender hereunder and under any of the other Loan Documents. This Agreement, the Notes and the Fee Letter constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof.
SECTION 8.02.    Notices; Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsections (b) and (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower:
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
Attention: Chief Financial Officer
Telephone No.: 410-454-2935
Facsimile No.: 410-454-2986

(ii)    if to the Administrative Agent:
Citibank, N.A.
1615 Brett Road
New Castle, DE 19720
Attn: Agency Operations
Telephone: (302) 894-6010
Fax: (646) 274-5080
Email: glagentofficeops@citi.com; and

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

provided that any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. Except as provided in subsection (d) below, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent. Notices delivered through electronic communications to the extent provided in subsections (b) and (c) below, shall be effective as provided in said subsections (b) and (c).
(b)    The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date and/or any Borrowing or issuance of any Letter of Credit (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citi.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
(c)    The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Lenders by posting the Communications on Debt Domain or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH OBLIGOR’S OR THE

ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)    Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Lender or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.03.    No Waiver; Remedies; Setoff. (a) No failure on the part of any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
(b)    If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of such now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender irrespective of whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the

Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 8.04.    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made and Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for therein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent, any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or such Issuing Lender in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its Commitment Percentage at the time (or most recently in effect).
(d)    Waiver of Consequential Damages; Etc. To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found in a final nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct or breach in bad faith of its obligations under this Agreement or the other Loan Documents.
(e)    Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.
SECTION 8.05.    Binding Effect; Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns (including any Affiliate of an Issuing Lender that issues a Letter of Credit), except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
SECTION 8.06.    Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, each Issuing Lender, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof from the Administrative Agent;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)    any assignment of a Commitment must be approved (each such approval not to be unreasonably withheld or delayed) by (x) the Administrative Agent, unless the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund, (y) each Issuing Lender, if such assignment would increase the obligation of the proposed assignee to participate in exposure under one or more Letters of Credit (whether or not outstanding) and (z) the Borrower, unless (A) the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund or (B) an Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof from the Administrative Agent; and
(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the Assignment Date specified in each Assignment and Assumption (an “Assignment Date”), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12 and 8.04 with respect to facts and circumstances occurring prior to such Assignment Date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address specified in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of, and stated interest on, the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or any Issuing Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 8.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements and limitations therein, including the requirements under Sections 2.13(f) and 2.13(g) (it being understood and agreed that the documentation required under Sections 2.13(f) and 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03(b) as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or except to the Borrower upon request. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
If a Foreign Lender sells a participating interest to a Participant which seeks to obtain the benefits of Section 2.13, then such Lender shall promptly provide the Borrower and the Administrative Agent with documentation reflecting the portion of its Commitment and/or Loans sold pursuant to such participating interest on a properly completed and duly executed Internal Revenue Service Form W-8IMY (or any successor or substitute form) with any required attachments and the portion of its Commitment and/or Loans retained on a properly completed or duly executed forms or statements as required pursuant to Sections 2.13(f) and 2.13(g).
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 8.07.    Governing Law; Jurisdiction; Etc. (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. The Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for the Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower; provided that, if the Process Agent ceases to act as the Borrower’s agent for service of process, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as the Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 8.08.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 8.09.    Counterparts; Integration; Effectiveness; Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means (including .pdf) shall be effective as delivery of an original executed counterpart thereof.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.10.    Survival. The provisions of Sections 2.12, 2.13, 2.15 and 8.04 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In addition, all covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans or issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
SECTION 8.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.12.    Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, service providers, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Lender or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 8.13.    Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN

MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 8.14.    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Applicable Creditor in such currency, the Applicable Creditor, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 8.15.    No Fiduciary Relationship. Each Borrower acknowledges that neither any Lender nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with any Loan Document, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.
SECTION 8.16.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 8.17.    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 8.18.    Waiver of Break Funding Payments. Each Lender who is also a Lender under the Existing Credit Agreement hereby consents to waive any rights to receive any fees payable under Section 2.18 of the Existing Credit Agreement which are incurred solely as a result of any prepayment of any Eurodollar Rate Loan (as defined therein) issued under the Existing Credit Agreement made on the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives thereunto duly authorized, as of the date first above written.

LEGG MASON, INC.,
by

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N.A., as Administrative Agent, an Issuing Lender and Lender,
by

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Name of Institution:

by
Name:
Title:

by*
Name:
Title:

* The second signature block is for the use of those Lenders that require two signatures.

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE I

LENDERS AND COMMITMENTS

Institution	Commitment
Citibank, N.A.	US$150,000,000
JPMorgan Chase Bank, N.A.	150,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	125,000,000
Royal Bank of Canada	100,000,000
The Bank of New York Mellon	100,000,000
HSBC Bank USA, National Association	75,000,000
Bank of America, N.A.	50,000,000
Credit Agricole Corporate and Investment Bank	50,000,000
Morgan Stanley Bank, N.A.	50,000,000
State Street Bank and Trust Company	50,000,000
Wells Fargo Bank, National Association	50,000,000
Branch Banking and Trust Company	20,000,000
Australia and New Zealand Banking Group Limited	15,000,000
Manufacturers and Traders Trust Company	15,000,000
Total	US$1,000,000,000

SCHEDULE II

EXISTING LIENS

None.

SCHEDULE III

EXISTING SUBSIDIARY INDEBTEDNESS

•	Subsidiary Letters of Credit

Entity	Provider	$ Amount
LM&CO	Bank of America	$400,000
QS Investors Holdings, LLC	HSBC	$307,262
QS Investors Holdings, LLC	Bank of America	$55,981.26

•	Subsidiary Long Term Debt

Entity	Provider	$ Amount	Maturity
Permal Group Revolving LOC	Societe General	$15,000,000*	12/20/2017

* No current outstanding amounts under the Permal Revolving Line of Credit

•	Subsidiary Overdraft

Entity	Provider	$ Amount	Maturity
Martin Currie Limited	Royal Bank of Scotland	GBP7,351,069	n/a

•	Hedging Activity

Entity	Net Liability
Legg Mason International Holdings Fx Forwards	($6,660,670.66)
Legg Mason, Inc. Fx Forwards	($218,265.32)
Legg Mason, Inc. Market Hedges	($5,896,440.00)
Western Asset Management Fx Forwards	($14,213.75)
Western Asset Management Asia Fx Forwards	($17,494.99)

SCHEDULE IV

DISCLOSED MATTERS

None.

EXHIBIT A
[FORM OF] PROMISSORY NOTE
US$ [_________]    [________], 20[__]
    New York, New York

FOR VALUE RECEIVED, LEGG MASON, INC., a Maryland corporation (the “Borrower”), hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), at such of the offices of Citibank, N.A. in New York, New York as shall be notified to the Borrower from time to time, an aggregate principal amount equal to the US Dollar Equivalent of [DOLLAR AMOUNT] in the applicable currencies and in immediately available funds, on December 29, 2020, or such lesser amount at any time as shall equal the then aggregate outstanding principal amount of Loans by the Lender under the Credit Agreement referred to below and to pay interest on the unpaid principal amount hereof, at such office, in like money and funds, for the period commencing on the date hereof until the principal hereof shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement referred to below.
This Note evidences Loans made by the Lender under the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”) among the Borrower, the lenders party thereto (including the Lender) and Citibank, N.A., as Administrative Agent. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The date, amount, currency, Type, interest rate and Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the Schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments hereof upon the terms and conditions specified therein.
Except as permitted by Section 8.06 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.
LEGG MASON, INC.

By
    Name:
    Title:

SCHEDULE OF LOANS
This Note evidences Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts and of the Types, and bearing interest at the rates and having the Interest Period set forth below, subject to the payments and prepayments of principal set forth below:

Principal Amount of Loan	Type of Loan	Currency of Loan	Interest Rate and Period	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT B
[FORM OF] NOTICE OF BORROWING
[Date]1
Citibank, N.A., as Administrative Agent
for the Lenders parties to the Credit
Agreement referred to below
1615 Brett Road
New Castle, Delaware 19720

Attention: Agency Operations

Ladies and Gentlemen:

The undersigned, Legg Mason, Inc. (the “Borrower”), refers to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby give you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby request a Borrowing of Loans thereunder, and in that connection set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a)(ii) of the Credit Agreement:
(i)  The Business Day of the Proposed Borrowing is ___________ __, _____.
(ii)  The Type of Loans initially comprising the Proposed Borrowing is [Base Rate Loans] [Eurocurrency Loans].2
(iii)  The aggregate amount and currency of the Proposed Borrowing is ___________.
(iv)  [The initial Interest Period for each Loan made as part of the Proposed Borrowing is ______ months]3.
1 For Eurocurrency Loans, not later than 11:00 a.m. Local Time on the third Business Day prior to the Proposed Borrowing. For Base Rate Loans, not later than 11:00 a.m. Local Time on the Business Day of such Proposed Borrowing.
2 All Borrowings made on the Closing Date must be made as Base Rate Borrowings unless the Borrower shall have given the notice required for Eurocurrency Borrowings and provided an indemnity letter extending the benefit of Section 2.15 of the Credit Agreement to Lenders in respect of such Borrowing.
3 For Eurocurrency Loans only. May be one, two, three or six months or, with the consent of all Lenders, twelve months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)  the representations and warranties contained in Section 4.01 (except the Excluded Representations) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(B)  no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default.
LEGG MASON, INC.

By
    Name:
    Title:

EXHIBIT C
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower: Legg Mason, Inc.

4    Select as applicable.

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of December 29, 2015 among Legg Mason, Inc., the Lenders party thereto and Citibank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Loan and Commitment Assigned	Percentage Assigned of Commitment/Loans	Outstanding Commitment/ Loans	CUSIP Number
US$	US$	%

[7.	Trade Date: ][5]
Assignment Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
    Name:
    Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
    Name:
    Title:

5     To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

CITIBANK, N.A., as
Administrative Agent

By
    Name:
    Title:

[Consented to:]6

LEGG MASON, INC.

By
    Name:
    Title:

6     To be added only if the consent of Legg Mason is required by the terms of the Credit Agreement.

ANNEX 1
CREDIT AGREEMENT
DATED AS OF DECEMBER 29, 2015 AMONG
LEGG MASON, INC., THE LENDERS PARTY THERETO
AND CITIBANK, N.A., AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.
1.1  Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.  Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Assignment Date.
3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Legg Mason, Inc., a Maryland corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
    Name:
    Title:

Date: ________ __, 20[ ]

EXHIBIT D-2
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Legg Mason, Inc., a Maryland corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
    Name:
    Title:

Date: ________ __, 20[ ]

EXHIBIT D-3
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Legg Mason, Inc., a Maryland corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
    Name:
    Title:

Date: ________ __, 20[ ]

EXHIBIT D-4
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Legg Mason, Inc., a Maryland corporation (the “Borrower”), Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
    Name:
    Title:

Date: ________ __, 20[ ]

EXHIBIT E
[FORM OF] NOTICE OF LETTER OF CREDIT ISSUANCE
[Date]7
Citibank, N.A., as Administrative Agent
for the Lenders parties to the Credit
Agreement referred to below
1615 Brett Road
New Castle, Delaware 19720

Ladies and Gentlemen:
We refer to the Credit Agreement dated as of December 29, 2015 (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein having the same respective meanings herein), among the undersigned, the lenders party thereto and Citibank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.16(a) of the Credit Agreement that we hereby request the issuance of a letter of credit (the “Letter of Credit”) as follows:

(i)	Issuing Lender:
(ii)	Date of Issuance:[8]
(iii)	Amount:[9]
(iv)	LC Expiration Date:[10]
(v)	Beneficiary:
(vi)	Transactions/Obligations Supported:

7 This notice is required to be delivered five Business Days prior to the requested date of issuance.
8 Provide the date upon which such Letter of Credit is to be issued. Such date must be a Business Day.
9 Must be denominated in US Dollars and in an amount not less than US$1,000,000. The total Revolving Exposure shall not at any time exceed the aggregate Commitments. The portion of the Letter of Credit Exposure attributable to Letters of Credit issued by the applicable Issuing Lender shall not exceed the Letter of Credit Commitment of such Issuing Lender. The aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the Letter of Credit Limit.
10 The expiration date of any Letter of Credit may not extend beyond the earlier of the date five Business Days prior to the Commitment Termination Date and twelve months following the issuance of such Letter of Credit.

Very truly yours,

LEGG MASON, INC.

By:
    Name:
    Title: